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                                                                    EXHIBIT 99.1
                                                                   Press Release

[UNITEDAUTO LOGO]

                                                         United Auto Group, Inc.
                                                         13400 Outer Drive West
                                                         Suite B36
                                                         Detroit, MI  48239




Contact: Jim Davidson                 Phil Hartz                 Tony Pordon
         Executive Vice President -   Senior Vice President -    Vice President -
         Finance                      Corporate Communications   Investor Relations

         201-325-3303                 313-592-5365               313-592-5266

         jdavidson@unitedauto.com     phartz@unitedauto.com      tony.pordon@unitedauto.com
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FOR IMMEDIATE RELEASE

                 UNITEDAUTO ASSUMES CONTROL OF SYTNER GROUP, PLC

DETROIT, MI, MARCH 12, 2002 - UNITEDAUTO GROUP, INC. (NYSE: UAG), A FORTUNE 500
AUTOMOTIVE SPECIALTY RETAILER, ANNOUNCED TODAY THAT IT HAS ASSUMED VOTING
CONTROL OF APPROXIMATELY 92 PERCENT OF SYTNER GROUP, PLC, A LEADING RETAILER OF
LUXURY VEHICLES IN THE UK. ALL CONDITIONS TO ITS PREVIOUSLY ANNOUNCED CASH
TENDER OFFER HAVE BEEN EITHER SATISFIED OR WAIVED.

Sytner, traded on the London Stock Exchange (SYT.L), is headquartered in Leicester, England, and currently operates 48 franchises. For the fiscal year ending February 2002, Sytner is expected to have revenues of approximately $850 million. During the six months ended August 31, 2001, Sytner had revenue of approximately $459 million, an increase of 17 percent from the same period the previous year and operating profit of approximately $10.9 million; an increase of 31 percent over the comparable period in the prior year. Sytner has been successfully retailing and servicing automobiles in the UK for more than 30 years.

Sytner's franchises include: Alpina, Audi, Bentley, BMW, Chrysler, Ferrari,
Jaguar, Jeep, Land Rover, Lexus, Lotus, Maserati, Mercedes-Benz, MINI, Porsche,
Rolls-Royce, Saab, TVR, Volkswagen and Volvo. The commercial fit between the franchise mix of UAG and Sytner and the outstanding management team of Sytner served as principal factors behind UAG's decision to pursue the acquisition of Sytner.

Roger Penske, Chairman of UnitedAuto said, "Among many quality attributes, Sytner's strong franchise mix offers an exciting opportunity and an outstanding complement to UnitedAuto's franchise mix in the U.S. Sales and market share of luxury marques have grown strongly in the UK over the last decade, and now represent approximately 9 percent of total units sold, versus 5 percent in 1990, an 80 percent increase. For 2002, we are forecasting that premium brands will represent over 80 percent of Sytner's estimated revenues."

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 128 franchises in 19 states, Brazil, Puerto Rico

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and the United Kingdom. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business, markets, conditions and other uncertainties which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.

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